UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 6, 2014 (June 5, 2014)

Date of Report (Date of earliest event reported)

Caesars Entertainment Operating Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10413	75-1941623
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 5, 2014, Caesars Entertainment Operating Company, Inc. (“CEOC”), a majority-owned subsidiary of Caesars Entertainment Corporation (“CEC”), received a Notice of Default and Reservation of Rights (the “Notice”) from holders (the “Noteholders”) purporting to own at least 30% in principal amount of CEOC’s outstanding 10.00% second-priority senior secured notes due 2018 (the “Notes”) issued under the Indenture, dated April 15, 2009 (the “Indenture”), by and among CEOC, CEC and U.S. Bank National Association, as trustee (the “Trustee”).

The Notice alleges that the following defaults have occurred and are continuing under the Indenture: (i) the transfers by CEOC and its subsidiaries to Caesars Growth Partners LLC (“Caesars Growth Partners”) of The Cromwell, The Quad Resort & Casino, Bally’s Las Vegas, Harrah’s New Orleans and 50% of the ongoing management fees and any termination fees under the management agreements for these properties, which were consummated on May 5, 2014 and May 20, 2014, violated the asset sales covenant under the Indenture because, among other things, (a) the consideration received by CEOC was not at least equal to the fair market value of the assets sold and any determination to the contrary by CEOC was not made in good faith and (b) any dispositions of equity interests or assets by restricted subsidiaries to unrestricted subsidiaries allegedly did not constitute permitted investments (as such transfers are not “investments” within the meaning of that term) under the Indenture and allegedly did not alter the fact such dispositions are part of a series of related transactions resulting in the sale of assets of CEOC and/or its restricted subsidiaries (clauses (a) and (b) collectively, the “Asset Sale Default”); and (ii) in violation of the Indenture, CEC denied and/or disaffirmed its obligations under the Indenture and/or its guarantee of the Notes by stating in its Current Report on Form 8-K dated May 6, 2014 that upon the sale of CEOC’s common stock to certain investors, CEC’s guarantee of CEOC’s outstanding secured and unsecured notes was automatically released (the “Guarantee Default”). The Notice alleges that the conditions to the release of CEC’s guarantee under the Indenture have not occurred and the alleged Guarantee Default constitutes an event of default under the Indenture as a result of CEOC’s failure to cure the default prior to May 16, 2014 as proscribed by the Indenture. The Notice claims that absent any immediate written notice and agreement from CEOC that it will promptly take all steps necessary to rescind the asset sales in order to comply with the Indenture, such default also constitutes an event of default under the Indenture.

There is approximately $3.7 billion of Notes outstanding under the Indenture. Under certain circumstances, the holders of at least 30% in principal amount of outstanding Notes may accelerate the Notes upon an actual event of default under the Indenture and may, after providing the Trustee reasonable security or indemnity satisfactory to the Trustee against any loss, liability or expense, cause the Trustee to pursue remedies.

If there were an actual event of default under the Indenture, it would constitute an event of default under CEOC’s senior secured credit facilities. In addition, if CEOC’s obligations with respect to the Notes are accelerated, it could trigger events of default under CEOC’s other secured and unsecured notes. These consequences could have a material adverse effect on CEC’s and CEOC’s business, financial condition, results of operations and prospects.

CEOC does not believe that a default or an event of default has occurred under the Indenture. The sale of assets to Caesars Growth Partners followed a rigorous, independent process which garnered fair value for CEOC and provided it with liquidity crucial to its business and capital structure plans. The process included special committees comprised of independent directors of CEC and Caesars Acquisition Company, the managing member of Caesars Growth Partners. Each committee received independent legal and financial advice and fairness opinions related to the transactions and the proceeds of those sales will be applied in compliance with the indentures. CEOC believes that the Noteholders’ claims with respect to the dispositions of equity interests or assets by restricted subsidiaries to unrestricted subsidiaries not constituting permitted investments under the Indenture are baseless and self-serving. Also meritless is the Noteholders’ contention that CEC’s previous announcement regarding the termination of CEC’s guarantee of the Notes constitutes a default. As that announcement indicated, pursuant to the terms of the indentures to which these creditors agreed, the CEC guarantee terminated when CEOC ceased to be a wholly owned subsidiary of CEC. The guarantee was included in the indentures at CEC’s request to allow the use of consolidated financial statements, not to provide credit support. CEC and CEOC have honored and will continue to honor their obligations under their indentures and expect creditors to do the same.

On June 6, 2014, CEC issued a press release regarding the Notice. A copy of the press release is furnished as Exhibit 99.1.

The information set forth in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of CEOC’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit No.	Description

99.1	Text of press release dated June 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

Date: June 6, 2014	By:	/s/ SCOTT WIEGAND
	Name:	Scott Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of press release dated June 6, 2014